UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Fischer Imaging Corporation
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12300 North Grant Street
Denver, Colorado 80241
(303) 452-6800

May 21, 2004

Dear Fischer Imaging Stockholder:

        We cordially invite you to Fischer Imaging Corporation's Annual Meeting of Stockholders, to be held at the Company's headquarters, 12300 North Grant Street, Denver, Colorado 80241, on Tuesday, June 29, 2004 at 3:00 p.m.

        This year you are asked to:

  1.
  Elect two Class I directors and two Class III directors to the Board of Directors to serve for a three-year term ending in the year 2007 or until their successors are duly elected and qualified, and

  2.
  Approve the 2004 Stock Incentive Plan (the 2004 Plan);

        As Fischer Imaging's Chair I urge you to elect the four nominated directors nominated by the board and vote to approve the 2004 Stock Incentive Plan.

        It is important that your shares be represented, whether or not you plan to attend the meeting. Therefore, please take a few moments to vote now. To vote, please mark, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as promptly as possible.

        After the transaction of formal business at the meeting, management will provide an update on Fischer Imaging's progress and answer questions from stockholders. You can find other detailed information about Fischer Imaging and our operations, including our audited financial statements, in the enclosed Annual Report on Form 10-K for the year ended December 31, 2003.

        On behalf of Fischer Imaging, thank you for your support.

Regards,

Dr. Gail Schoettler
Chair of the Board of Directors